Exhibit 10.2

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement (“Agreement”), effective as of the 23rd day of June, 2022 (“Effective Date”), is entered into by and between The University of Texas M. D. Anderson Cancer Center, with a place of business located at 1515 Holcombe Blvd., Houston, TX 77030, USA (“MD Anderson”), a member institution of The University of Texas System (“System”) and Turning Point Therapeutics, Inc., with a place of business located at 10628 Science Center Drive, Suite 200, San Diego, CA 92121 (“Company”) (MD Anderson and Company each a “Party” and collectively the “Parties”).

WITNESSETH

Whereas, Company is a pharmaceutical development company involved in the field of research, development and marketing of pharmaceutical products, including the sponsorship of clinical trials.

Whereas, MD Anderson is a comprehensive cancer research, treatment, and prevention center, with scientists and technicians in substantive fields relating to cancer research.

Whereas, the Parties hereby wish to establish a collaboration, as further described herein (“Collaboration”) under which the Company desires to provide funding and support for one or more research studies to be conducted by MD Anderson pursuant to this Agreement (each such study a “Study,” and one or more of such Studies the “Studies”).

Now therefore, in consideration of the premises and the mutual covenants and conditions hereinafter recited, the Parties do hereby agree as follows:

1. Subject and Scope of Agreement

1.1 The Parties intend that the scope of the Collaboration will consist of preclinical and clinical Studies designed to expand the science, clinical treatment and potential of precision oncology, the details of which are to be mutually agreed upon by the Parties and the JSC (as defined in Section 1.5). In consultation with Company, MD Anderson agrees to design the Studies and use reasonable efforts to conduct the work detailed under each Study Order. Studies may be changed as agreed upon by the JSC. Responsibility for IND filing and monitoring will be agreed upon by the JSC and may vary by Study.

1.2 The Agreement is a Collaboration agreement which shall govern the performance of Studies by MD Anderson and one or more Principal Investigator(s) on basis of Study specific documents (“Study Orders”) as agreed upon by the Parties. This Agreement shall apply to all Studies performed by MD Anderson and the MD Anderson principal investigator(s) responsible for the performance of such Studies (“Principal Investigator(s)”) upon execution of Study Orders during the term of this Agreement. Each Study Order shall be substantially in the form attached as Exhibit I to this Agreement and shall detail the specifics of the Study to be performed under such Study Order including, without limitation, (i) the detailed Protocol or workscope, (ii) the Principal Investigator, (iii) a study budget, (iv) a description of the clinical, pre-clinical or research stage molecule which is the subject of the Study, which will be provided by Company to MD Anderson pursuant to such Study Order (“Study Drug”) or any Proprietary Materials to be provided by the Parties, (v) if applicable, description of the Data, reports and any other work product or deliverables (vi) timelines for completion of the Study and (vii) any project-specific resources or support provided by

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Company. In the event of any conflict of terms of this Agreement and the terms of a Study Order, the terms of this Agreement shall govern, unless the Study Order specifically and expressly supersedes this Agreement with respect to a specific term, and then only with respect to the particular Study Order and specific term. Once a Study Order for a Study is signed by both parties, it will automatically be deemed to be attached hereto and incorporated herein. If there is any discrepancy or conflict between the terms contained in a Protocol/workscope and this Agreement and/or the relevant Study Order, the terms of the Protocol/workscope shall govern and control with respect to clinical and/or scientific matters and the terms of the Agreement and/or the relevant Study Order shall govern and control with respect to all other matters, including but not limited to, legal and financial matters.

1.3 Company agrees to provide funding in an amount of Ten Million US dollars ($10,000,000) for the performance of the Studies under the applicable Study Order(s) during the term of this Agreement (collectively, “Collaboration Funding”). Company’s Study Drugs, repotrectinib, TPX-0022, and TPX-0131, shall be the subject of initial Studies to be conducted pursuant to initial Study Orders executed by the Parties pursuant to this Agreement. MD Anderson agrees that all costs for the conduct of all Studies under this Collaboration, with the sole exception of any costs to supply Company’s Study Drug or Proprietary Materials, are included in the Collaboration Funding. MD Anderson shall use the Collaboration Funding solely to conduct the applicable Study and MD Anderson shall be responsible for managing cash flow between payments. It is understood and agreed that the Collaboration Funding shall cover all administrative, IRB review, patient recruitment, and all other fees, costs and expenses of MD Anderson and any of its Study Team Members for the conduct of the Studies or the provision of equipment or services to facilitate the Studies, and that no other form of compensation shall be paid to MD Anderson in connection with the Studies except as otherwise may be mutually agreed upon by the Parties in writing. If the Parties extend the term by mutual agreement as set forth herein, the Parties shall negotiate in good faith the amount of any future Study funding commitments, as applicable to such extended term.

1.4 Ten Million US dollars, which represents full payment for all Studies performed by MD Anderson during the term of this Agreement and pursuant to this Agreement, shall be due and payable to MD Anderson within [***] days of Company’s receipt of twice-yearly invoices to [***] as follows. MD Anderson shall issue its first invoice for an upfront payment of One Million US dollars ($1,000,000) on the Effective Date. MD Anderson shall issue the remaining nine (9) invoices, each in the amount of One Million US dollars ($1,000,000), on the nine (9) succeeding half-year and full-year anniversaries of the Effective Date, each to be issued upon delivery by MD Anderson of a twice-yearly Collaboration or Study-progress report.

MD Anderson represents, and Company acknowledges, that the compensation being paid to MD Anderson under this Agreement constitutes the fair market value of the services to be provided hereunder. MD Anderson represents that the Collaboration Funding is based on the fair market value of the activities to be performed for the Studies, and it provides an accurate breakdown of all Study costs, including all Study start-up costs and overhead, if any. Company shall not be obligated to make any payments in connection with the Studies except as explicitly set forth in this Agreement, including any Study Order referencing this Agreement.

Neither MD Anderson nor Principal Investigator shall seek or accept reimbursement from any third-party payor for any Study items or procedures supplied by or paid for by Company under this Agreement. MD Anderson acknowledges that Company may be obligated to disclose all payments made hereunder, including the provision of non-monetary items of value, as may be required under applicable law,

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regulations and guidelines, including the Physician Payments Sunshine Act, passed as Section 6002 of the 2010 Patient Protection and Affordable Care Act.

[***] = Certain Confidential Information Omitted

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No amounts paid under this Agreement are intended to be for, nor shall they be construed as, an offer or payment made in exchange for any explicit or implicit agreement to purchase, prescribe, recommend, or provide a favorable formulary status, for any Company product or service. Any such compensation will be consistent with fair market value in arms-length transactions and will not be determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties for which payment may be made in whole or in part under Medicare, Medicaid or other Federal health care programs.

1.5 The Parties will establish a Joint Steering Committee (“JSC”) of equal representation, comprised of [***] representatives (employees, directors or consultants who are each subject to confidentiality and non-use obligations no less stringent than those terms set forth herein) from each Party, with the representatives of each Party collectively having one vote on all matters to be decided upon by the JSC. Each Party can appoint and replace its representatives in the JSC at its own discretion through timely written notice to the other Party.

1.6 The JSC will have meetings (either in person, by teleconference or via electronic means) at least [***]. At least [***] meeting per year will be conducted in person or by videoconference (including the kick-off meeting). The JSC will decide on matters by unanimous vote provided, however, that no action may lawfully be taken at any meeting unless at least [***] representatives of each Party (including for this purpose any proxy representative appointed as provided below) are present at the meeting. If a member of the JSC is unable to attend a meeting, he or she may appoint, in writing, a proxy to participate and vote in his or her stead.

1.7 The main task of the JSC will be to oversee the Collaboration. In order to achieve the objectives of the Collaboration, the JSC will oversee each Study under the Collaboration. The JSC will provide technical, scientific, clinical, and regulatory guidance to the Studies and will be responsible for monitoring progress of these Studies. In addition the JSC will be responsible for discussing and approving a study budget for each Study Order and coordinating resolution of problems arising in the Studies or in the Collaboration as a whole. Additional representatives can be invited by the JSC on a case by case basis should discussion of certain topics require so, provided that such representatives will be subject to an obligation of confidentiality and non-use at least as strict as Section 4 below. In the event a Study is terminated early, then, in relation to any funds allocated to such Study, the Parties shall promptly discuss and agree upon a replacement of that Study with a new study of similar scope that is of mutual scientific interest to the Parties and that is approved by the JSC, and that will be funded by the Collaboration Funding. If there is any Collaboration Funding remaining at the expiration or termination of this Agreement and all Study Orders, it may be allocated to additional studies, research or tests as agreed to by the JSC and if the JSC cannot agree to any such studies, research or tests, it will be returned to Company promptly following budget reconciliation procedures described in Section 7.6.

1.8 In the event of any matter to which the JSC cannot reach resolution, or in the event of any dispute arising as to any matter subject to JSC responsibility, such matter will be escalated to the executive management of MD Anderson and Company for good faith resolution. If such executive management team cannot resolve the dispute within [***] days of first being notified of such dispute, such matter shall be escalated to the chief executive officer/president of MD Anderson and Company for good faith resolution.

2. Responsibilities and Compliance

2.1 Each clinical Study shall be subject to review and approval of the Study protocol (“Protocol”) as required by MD Anderson’s Institutional Review Board (“Institutional Review Board” or “IRB”) and/or any relevant authorities prior to commencement of the Study.

[***] = Certain Confidential Information Omitted

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2.2 The scope of the Study to be performed shall be set forth in the Protocol(s) referenced in the Study Order, which shall be incorporated by reference into such Study Order. These Protocol(s) shall be considered final after being agreed to by MD Anderson and Company; for clinical Studies, including approval by MD Anderson’s IRB. The Principal Investigator for a clinical Study shall submit the Protocol and reports of the ongoing conduct of the clinical Study to the IRB as required by the IRB, obtain written approval from the IRB, and inform the IRB of Study closure. No change to or deviation from the Protocol, Consent, or Authorization will be made without prior written approval from Company and written approval by the IRB except when such change is either required by the IRB or is necessary to eliminate apparent immediate hazard to Study subjects, in which case MD Anderson agrees to promptly document such deviation and notify Company and the IRB as soon as reasonably possible.

2.3 MD Anderson represents that each Principal Investigator shall use reasonable efforts to conduct a Study in accordance with (a) the terms and conditions of this Agreement and the relevant Study Order, (b) the provisions of the Protocol, (c) applicable Good Clinical Practice requirements as incorporated by FDA regulations (“GCP”), (c) the ethical principles of the Declaration of Helsinki, and (d) any and all applicable orders and mandates of relevant authorities and IRB and applicable MD Anderson policies.

2.4 MD Anderson and Company shall comply, and shall ensure that its Study Team Members (in the case of MD Anderson) or employees (in the case of Company) complies, with all federal, state, and local laws and regulations as well as ethical codes applicable to such Party in the conduct of each such Study, including any anti-bribery and anti-corruption laws, rules, regulations applicable to either Party, including the US Anti-Kickback Law and the US Foreign Corrupt Practices Act, each as amended from time to time.

2.5 MD Anderson and/or Principal Investigator shall forward to Company evidence of approval of each clinical Study by MD Anderson’s IRB, and with respect to Studies for which MD Anderson serves as “sponsor” within the meaning of such term under applicable laws and regulations, evidence of approval of the Study by relevant regulatory authorities (or exemption from such regulatory authority/ies review and approval).

2.6 MD Anderson shall, as sponsor of a clinical Study, be responsible for complying with all applicable laws, regulations and guidelines governing adverse events for all clinical Studies. During the course of a clinical Study at MD Anderson, MD Anderson and/or Principal Investigator shall promptly notify Company of any (a) serious and unexpected adverse reactions and/or serious and unexpected adverse events arising from or relating to the use of Study Drug, and/or, if applicable, pregnancies, within the timelines stipulated in the Protocol, or if such is not stipulated in the Protocol, promptly following MD Anderson or Principal Investigator becoming aware of such event and (b) actual or suspected research misconduct or fraud by Principal Investigator or any of its employees, agents or contractors involved in the conduct of Study activities (“Study Team Member(s)”) in connection with the Study. To the extent permitted by applicable law, in connection with clinical Studies involving Study Drug provided by or proprietary to Company, Principal Investigator will promptly notify Company of any of his/her communication with a regulatory agency concerning the Study (including communications that are reasonably likely to impact the Study) and if feasible, will permit Company to review and comment in advance upon Principal Investigator’s communication to a regulatory authority concerning the Study.

2.7 Each Party represents that: (a) it has not been debarred by the FDA pursuant to its authority under Sections 306(a) and (b) of the U.S. Food, Drug, and Cosmetic Act (21 U.S.C. § 335(a) and (b)) and is not the subject of any investigation or proceeding which may result in debarment by the FDA, and to the extent applicable, it shall not use any Principal Investigator or Study Team Member in the performance of a Study that has been so debarred or subject to any such investigation or proceeding, and; (b) it is not included in the List of Excluded Individuals/Entities (maintained by the U.S. Department of Health and Human

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Services Office of Inspector General) or the List of Parties Excluded from Federal Procurement and Non-procurement maintained by the U.S. General Services Administration, and is not the subject of any investigation or proceeding which may result in inclusion in any such list, and to the extent applicable, it shall not use any Principal Investigator or Study Team Member in the performance of a Study that is so included or the subject of any such investigation or proceeding. Each Party agrees to promptly notify the other Party in writing if it becomes aware of any such debarment, exclusion, investigation or proceeding of such Party or, to the extent applicable, any Principal Investigator or Study Team Member.

2.8 MD Anderson and Company shall comply with all applicable federal, state and local laws pertaining to confidentiality and disclosure of all information or records obtained and reviewed in the course of the Study, and shall permit access to such information or records only as authorized by a relevant Study subject, the IRB, and as authorized by law. Each Party agrees to comply with all provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) regulations (45 C.F.R. Parts 160 and 164) as to the protection and security of Protected Health Information (“PHI”). Prior to participation of each subject in a Study, MD Anderson will ensure that (a) it has obtained a signed written informed consent document from the subject (“Consent”) and (b) it has obtained a signed, written, HIPAA authorization that adequately discloses the circumstances under which the subject’s personal data might be disclosed, as applicable, and documents the subject’s express written authorization for use and disclosure of the subject’s PHI for Study purposes, as applicable, pursuant to the HIPAA regulations (“Authorization”). Company will only obtain, access, use and disclose the individually identifiable health information of any Study Subject in accordance with and to the extent permitted by the IRB, Consent and the Authorization document and in accordance with this Agreement and applicable laws.

2.9 During the term of a Study and for [***] years thereafter, MD Anderson will promptly notify Company upon identifying any aspect of a Protocol, including information discovered during site monitoring visits, or Study results that may adversely affect the safety, well-being, or medical care of the Study subjects, or that may affect the willingness of Study subjects to continue participation in a Study, influence the conduct of the Study, or that may alter the IRB’s approval to continue the Study. MD Anderson will promptly notify the IRB of any such events. If any such events occur or if Study subject safety or medical care could be directly affected by Study results, then notwithstanding any other provision of this Agreement, MD Anderson will send Study subjects a written communication about such information.

3. Personnel, Materials and Equipment

3.1 MD Anderson shall provide reasonably necessary personnel, facilities, and resources to accomplish its responsibilities under this Agreement and the relevant Study Order.

[***] = Certain Confidential Information Omitted

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3.2 After receipt by Company of (a) a copy of the final complete Protocol, Consent, and Authorization, (b) evidence of IRB approval of the Study, and (c) Curriculum Vitae of the Investigator and any sub-investigators, Company agrees to promptly provide, or arrange to provide, MD Anderson with the required quantities of the Study Drug agreed to under a Study that will be utilized and required in accordance with the provisions of the Protocol applicable to the Study, and/or support services to the extent required for the conduct of a Study as specified in the Protocol and the applicable Study Order. Any Study Drug provided by Company will be used solely in accordance with the applicable Study, the Protocol, and all applicable laws, regulations and guidelines. MD Anderson will not use such Study Drug outside of the scope of the Study, and MD Anderson shall maintain exclusive control of the Study Drug and handle, store, and dispose of the Study Drug in accordance with applicable laws, regulations and guidelines and in the manner outlined in the Protocol. MD Anderson shall use the Study Drugs solely for the purpose of conducting the Study in strict adherence to the Protocol and for no other use or purpose. MD Anderson will maintain, or cause Principal Investigator to maintain, records on the receipt and disposition of the Study Drug, including dates, quantity, and use by subjects. MD Anderson will not transfer the Study Drug to any third party for any purpose. Company agrees that Study Drug shall comply with the labelling requirements in Exhibit II, attached hereto and as may be amended from time to time.

3.3. Use of Proprietary Materials. From time to time during the term, either Party (the “Transferring Party”) may supply the other Party (the “Receiving Party”) with proprietary materials of the Transferring Party (other than Study Drug) (“Proprietary Materials”) for use in the Study as further listed in the Study Order. In connection therewith, each Receiving Party hereby agrees that: (a) the Receiving Party will not use the Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it will use such Proprietary Materials only in compliance with all applicable laws, regulations and guidelines; (c) it will not transfer any such Proprietary Materials to any third party without the prior written consent of the Transferring Party; (d) it will not acquire any rights of ownership, or title in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement or the applicable Study Order, if requested by the Transferring Party in writing, it will destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

3.4 Nothing in this Agreement shall be construed to limit the freedom of either Party or of any Principal Investigator or Study Team Member to engage in similar clinical trials or research performed independently under other grants, contracts, or agreements with parties other than the other Party.

4. Confidential Information

4.1 In conjunction with each Study, the Parties may wish to disclose confidential information to each other. For purposes of this Agreement, “Confidential Information” means confidential, non-public information, know-how, and data (technical or non-technical) that is disclosed in writing, orally, graphically, in machine readable form, or in any other manner by or on behalf of a disclosing Party or its Affiliates (as defined in this Agreement) to a receiving Party or its Affiliates for purposes of this Agreement or any Study Order. Confidential Information may be disclosed in any form (including. oral, written, graphic, electronic or sample) by or on behalf of disclosing Party or its Affiliates. Exchanges of Confidential Information directly between the Affiliates are also covered by this Agreement. “Affiliates” means any individual, company, partnership or other entity which directly or indirectly, at present or in the future, controls, is controlled by, or is under common control of a Party, and “control” means direct or indirect beneficial ownership of at least fifty per cent (50%) of the voting share capital in such company or other business entity, or to hold the effective power to appoint or dismiss members of the management.

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4.2 Without disclosing Party’s prior written consent, receiving Party will: (a) not use any Confidential Information, or any part thereof, for any purpose other than in connection with performing obligations or exercising rights as contemplated by this Agreement (the “Purpose”); (b) restrict the dissemination of Confidential Information to individuals within its own organization and disclose the Confidential Information only to those of its officers, employees, agents, representatives, contractors, scientific and/or institutional review board members, and Affiliates who have a legitimate need to know the Confidential Information for the Purpose, who will be bound by confidentiality and non-use commitments no less restrictive than those of this Agreement, and who will have been made aware of the confidential nature of the Confidential Information; (c) protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as receiving Party uses to protect its own confidential information of a like nature; (d) preserve the confidentiality of the Confidential Information, not disclose it to any third party, except as expressly permitted herein, and take all necessary and reasonable precautions to prevent such information from being accessible to any third party; (e) not combine any part of or the whole of the Confidential Information with any other information except as required for the Purpose; and (f) promptly notify the disclosing Party upon becoming aware of any unauthorized use or disclosure of the Confidential Information. The foregoing obligations will exist for a period of [***] years from the date of completion of the last Study in relation to which the Confidential Information is disclosed or used.

4.3 The obligations of confidentiality and non-use listed in this Section 4 will not apply to information: (a) which is in the public domain or public knowledge at the time of disclosure, or which subsequently enters the public domain through no fault of receiving Party; (b) which was rightfully in the possession of receiving Party at the time of disclosure by disclosing Party; (c) which is independently developed by receiving Party without use of or reference to disclosing Party’s Confidential Information; or (d) which the receiving Party receives legally from any third party and which is not subject to an obligation of confidentiality.

4.4 Notwithstanding the foregoing, a receiving Party may disclose specific Confidential Information of the disclosing Party to the extent such disclosure is required by order of a court or government agency having competent jurisdiction; provided, however, that receiving Party will use reasonable efforts to, the extent authorized by applicable law to, promptly notify disclosing Party in writing prior to the disclosure of any of disclosing Party’s Confidential Information and use reasonable efforts to cooperate with disclosing Party to allow disclosing Party to contest and avoid such disclosure, and provided, further, that receiving Party will disclose only that portion of such Confidential Information that it is legally required to disclose. In addition, a receiving Party may also disclose Confidential Information of disclosing Party to the extent it is required to be disclosed (a) in order to obtain informed consent from patients or subjects who may wish to enroll in the Study, provided, however, that the information will be disclosed only to the extent necessary and will not be provided in answer to unsolicited inquiries by telephone or to individuals who are not eligible to be Study subjects; or (b) to a Study subject for the safety or well-being of the Study subject.

4.5 For the purposes of this Section 4, any combination of features disclosed to the receiving Party will not be deemed to be within the foregoing exceptions merely because individual features are. Moreover, specific disclosures made to the receiving Party will not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures.

[***] = Certain Confidential Information Omitted

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4.6 All Confidential Information disclosed to receiving Party pursuant to this Agreement will be and remain the disclosing Party’s property. Nothing contained herein will be construed as granting to receiving Party any proprietary right on or in relation to any part of or the whole of the Confidential Information, or any right to use any of the Confidential Information except for purposes of this Agreement and the Collaboration. Receiving Party will return to disclosing Party all documents and other materials which constitute Confidential Information, as well as all copies thereof, promptly upon written request or upon termination of this Agreement (whichever is earlier); provided, however, that receiving Party may keep one copy of the Confidential Information received under this Agreement in its secure files in accordance with the terms of this Agreement for the sole purpose of maintaining a record of the Confidential Information received hereunder and for compliance with this Agreement and/or applicable laws, regulations and guidelines and that, with respect to electronic copies of any Confidential Information of a disclosing Party, the receiving Party shall use reasonable efforts to delete and make unavailable all electronic copies of any disclosing Party Confidential Information, and any which are not so deleted shall remain subject to the terms of this Agreement for so long as they are retained provided, that the receiving Party shall not be required to return or destroy copies of the disclosing Party’s Confidential Information made in routine back-up of its information technology systems in the ordinary course of business if access to such copies is limited to members of the receiving Party’s or its Affiliates’ information technology and legal departments.

4.7 MD Anderson will not disclose any Protected Health Information to Company under this Agreement and Company will not require MD Anderson to disclose any Protected Health Information. Notwithstanding the foregoing, if Company comes into knowledge or possession of any “Protected Health Information” (as such term is defined under HIPAA) by or through MD Anderson or any information that could be used to identify any Study subject or other MD Anderson patients or research subjects, Company will maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, will use any such Protected Health Information solely to the extent permitted by (1) applicable laws, regulations and guidelines, (2) the IRB and the (3) Consent and Authorization of the patient/research subject, and will not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable laws or regulations if such use or disclosure was made by MD Anderson.

4.8 Improper use or disclosure of the Confidential Information by receiving Party may cause substantial irreparable harm to disclosing Party that is not adequately compensable by money damages and for which disclosing Party may not have an adequate remedy at law. Therefore, in the event of a breach, threatened breach, or intended breach of the confidentiality and non-use terms of this Agreement by receiving Party, in addition to any other rights and remedies available to it at law or in equity, disclosing Party will be entitled to seek preliminary and final injunctions enjoining and restraining such breach, threatened breach, or intended breach.

5. Status Reports / Clinical Data / Monitoring & Inspections

5.1 Oral reports and/or interim written status reports of the progress of the Studies will be provided by the Principal Investigator to Company no less than [***] per [***] months during the course of a Study, or of a shorter frequency if specified in the applicable Study Order. Significant developments arising out of Studies will be communicated promptly to Company.

[***] = Certain Confidential Information Omitted

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5.2 As applicable to and appropriate for a Study, Company or Company’s representatives may monitor and inspect the conduct of a Study in accordance with Good Clinical Practice requirements of FDA Regulations, and may visit MD Anderson for the purpose of such monitoring , and Company may review and copy (to the extent permitted by the applicable Consent and/or Authorization form) documents, records, data, information and materials relating to the Study. MD Anderson and the Principal Investigator shall reasonably cooperate with the Company and make appropriate Study Team Members reasonably available to explain and discuss records and documentations related to the Study. For Company inspections of MD Anderson, MD Anderson shall submit a written response to Company for all nonconformances within [***] days after receipt of the inspection report from Company. MD Anderson will complete all reasonable corrective actions for each nonconformance within [***] days after the receipt of the inspection report. Any such monitoring visits shall be scheduled in coordination with MD Anderson and/or Principal Investigator during normal administrative business hours, and shall be subject to compliance with MD Anderson’s reasonable measures for confidentiality, safety and security, and shall also be subject to compliance with generally applicable premises rules at MD Anderson.

5.3 In addition to the above, MD Anderson and Principal Investigator shall, during a Study, permit inspections by legal and regulatory authorities with respect to such Study. To the extent permitted by law and if practicable, MD Anderson shall notify Company of such inspection within [***] hours of becoming aware of the inspection or plans for an inspection and MD Anderson shall reasonably cooperate with such legal and regulatory authorities, comply with audit requirements and make appropriate Study Team Members available to explain and discuss records and documentations related to the Study. To the extent permitted by applicable law, Company shall have the right to be present at inspections of MD Anderson’s facilities or operations or of MD Anderson to the extent they are directly related to a Study and shall have the opportunity to provide review and comment on any responses that may be required. MD Anderson shall promptly remedy all deficiencies noted during such inspection. Company may not direct the manner in which MD Anderson fulfills its obligations to permit inspection by governmental entities. It shall not be a breach of this Agreement for MD Anderson to comply with the demands and requests of any governmental entity in accordance with MD Anderson’s judgment or to fail to inform and consult with Company before complying with any such demand or request if MD Anderson is not permitted by law to inform or consult with Company before complying with such demand or request.

5.4 Notwithstanding any provision of this Section 5, to the extent that MD Anderson is the holder of an Investigational New Drug Application (“IND”) or other applicable regulatory application or approval for a Study, the provisions of Section 5.2 and 5.3 shall not apply, and MD Anderson shall have the sole responsibility for initiating, conducting, monitoring, auditing, and reporting for such Study, provided that MD Anderson agrees to consider in good faith Company’s request to access Study documentation and records relevant to the applicable Study Drug and documentation and facilities applicable to the Study, and provided that Company shall be subject to compliance with MD Anderson’s reasonable measures for confidentiality, safety and security, and shall also be subject to compliance with generally applicable premises rules at MD Anderson.

6. Data & Inventions.

6.1. “Invention” means any invention or discovery, whether patentable or not, that is conceived or invented by a Party, including through MD Anderson’s or Study Team Member’s performance of the Study, either solely or jointly with others, in the conduct of and arising from the performance of a Study or as a result of the use of Company’s Confidential Information provided hereunder or Study Drug that is the subject of a given Study.

[***] = Certain Confidential Information Omitted

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6.2 Each Party will retain all right, title and interest in and to its own Background IP and no license to use such Background IP is granted to the other Party except for MD Anderson’s use of Study Drug in a Study as set forth in Section 3.2 above and in the Protocol and each Party’s use of the other Party’s Proprietary Material as set forth in Section 3.3 above. “Background IP” means all intellectual property of a Party that: (a) is owned or controlled by such Party before the Effective Date; or (b) is generated by such Party outside the scope of and independently from this Agreement and which is not an Invention under this Agreement.

6.3 MD Anderson will provide to Company a reasonably detailed written disclosure of each Invention promptly after a written invention disclosure report for such Invention is received by MD Anderson’s Office of Technology Commercialization.

6.4 Inventorship of Inventions will be determined in accordance with United States patent law. Ownership of Inventions will be subject to the provisions set forth in Section 6.5 below.

6.5 All Inventions shall be solely owned by Company, unless otherwise specified in a Study Order that involves the use of Proprietary Materials of MD Anderson for a preclinical Study and which does not involve the use of Company’s Study Drug or Company’s Proprietary Materials. Inventions shall be deemed Company’s Confidential Information. To the extent MD Anderson has any rights to Inventions, MD Anderson agrees to assign and hereby assigns to Company any and all rights, title and interest that MD Anderson may acquire by operation or law or otherwise, in and to the Inventions and all intellectual property rights therein. MD Anderson shall take reasonable actions and execute, cause to be executed and deliver, at Company’s expense, all such further documents as may be necessary to effectuate and perfect the ownership provisions of this Section 6.5. MD Anderson certifies that all Study Team Members have assigned or assigns to MD Anderson as a condition of their employment or engagement, all right, title and interest in and to Inventions. MD Anderson shall retain a non-exclusive, royalty-free license to:

(1) publish the general scientific findings from research related to Inventions as permitted by and in accordance with Section 11 below; and

(2) use Inventions for non-commercial patient care, internal non-commercial research, teaching, and academic purposes.

6.6 MD Anderson shall record and maintain complete data and records, and all such data and results generated in the conduct of and as a result of conducting the Studies (“Data”) shall be promptly disclosed in writing by MD Anderson to Company and (with the exception of original laboratory notebooks and medical records, which shall be excluded from the definition of Data and be solely owned by MD Anderson) will be solely owned by Company and deemed Company’s Confidential Information, subject to MD Anderson’s right to use the Data for internal non-commercial research purposes, internal non-commercial academic purposes, non-commercial patient care, and publication in accordance with Section 11 of this Agreement. The Parties will keep the Data confidential until publication of the Data by MD Anderson in accordance with Section 11. Company shall promptly provide MD Anderson with a copy of any Data generated by, or on behalf of Company in connection with a Study..

6.7 Patent Rights. Company shall have the sole right to prepare, file, prosecute, maintain, enforce and defend all U.S. and foreign patents, registrations and other forms of intellectual property in any Invention but nothing herein will obligate Company to take any such actions.

7. Term and Termination

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7.1 The term of this Agreement shall be five (5) years following the Effective Date or until the Studies are completed, whichever is later, unless terminated earlier in accordance with the provisions hereof.

7.2 Either Party may terminate (i) a Study Order immediately upon written notice to the other Party if (a) the JSC determines that enrollment for such Study does not proceed as anticipated by the Study design and the JSC is unable to mutually agree to amend the Study so that the Study meets the intended timelines, or (b) the Protocol is amended and such amendment materially changes the scientific and medical merit of the Study or (ii) a Study Order as may be set forth in the applicable Study Order.

7.3 Either Party will have the right to terminate this Agreement if the other Party commits a material breach of the Agreement and fails to cure such breach within thirty (30) days of receiving notice from the non-breaching Party of such breach. Any expiration or termination of this Agreement will not affect any then existing Study Orders, and any then outstanding Study Orders will continue after the expiration or earlier termination of this Agreement in accordance with their respective provisions. Upon any expiration or termination of this Agreement, provisions of this Agreement that are incorporated by reference into any then outstanding Study Orders will survive termination of this Agreement and will continue to apply to such Study Orders until termination or expiration of each such Study Orders in effect at the time this Agreement expires or is terminated.

7.4 A Party may terminate a Study Order: (a) if the other Party commits a material breach of this Agreement or the Study Order and fails to cure such breach within thirty (30) days of receiving notice from the non-breaching Party of such breach; or (b) due to health and safety concerns related to the Study Drug or procedures in the Study (including regulatory holds due to the health and safety of the Study Subjects). The Parties agree that any termination of a Study Order shall allow for: (i) the wind down of the Study to ensure the safety of Study Subjects; and (ii) Company’s final reconciliation of Data related to the Study in addition to Company’s final monitoring visit. All reasonable fees associated with the wind-down activities and final monitoring visit shall be paid from the Collaboration Funding. Termination of one or more Study Orders will not automatically result in the termination of this Agreement or termination of any other Study Orders.

7.5 In case any regulatory or legal authorization necessary for the conduct of the Study is (i) finally rejected or (ii) withdrawn, the relevant Study Order shall terminate automatically at the date of receipt of such final rejection. Termination or cancellation of this Agreement or a Study Order will not affect the rights and obligations of the Parties that have accrued prior to termination, and any provisions of this Agreement or a particular Study Order that by their nature extend beyond expiration or termination will survive the expiration or termination of this Agreement and/or that particular Study Order.

7.6 In the event the Parties cannot reach agreement on a new Principal Investigator pursuant to Section 13.1 or such new Principal Investigator does not agree to the terms of this Agreement and the relevant Study Order, either Party may terminate such Study Order upon notice to the other Party.

7.7 Within [***] days following the expiration or early termination of the Agreement and/or last Study Order hereunder (whichever is later), the Parties shall promptly conduct a financial reconciliation of all funds paid under this Agreement and all work done under the Studies (including any replacement Study referred to in Section 1.7) to determine the disposition of the remaining, if any, Collaboration Funding. Within [***] days of such accounting and true-up, the Parties shall mutually agree upon any true-up amount of unpaid Collaboration Funding due to MD Anderson for completed performance of the Study Order activities and any non-cancellable obligations, which amount shall paid to MD Anderson within [***] days of the accounting and true-up and receipt of an invoice by Company or in the case there is Collaboration

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Funding remaining, any such unused Collaboration Funding held by MD Anderson shall be returned by MD Anderson to Company within [***] days of the accounting.

[***] = Certain Confidential Information Omitted

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7.8 In the event of termination of a Study under this Section 7, (a) Principal Investigator will immediately stop enrolling subjects in the Study and, if medically feasible, cease conducting Study procedures and treatment with Study Drugs or use of Proprietary Materials, (b) MD Anderson and/or Principal Investigator will (i) furnish Company all Study Data for that Study as of the effective date of Study termination and (ii) return to Company all remaining Study Drugs and Proprietary Materials that were furnished to MD Anderson for that Study in accordance with Company’s written instructions, except for records or samples that MD Anderson and/or Principal Investigator is required by law to retain. MD Anderson shall provide written notice to Company of its intention to destroy Study Drugs. Institution will have the right to destroy expired Study Drug after [***] days of the Study Drug’s expiration date, unless otherwise agreed to by the Parties. Within [***] of termination of this Agreement or completion of a Study (whichever comes first), Principal Investigator will submit final written reports to Company as specified in the Protocol. After termination of this Agreement or suspension of a clinical Study at MD Anderson for any reason, all Parties shall continue activities under this Agreement for such clinical Study solely as deemed necessary by mutual agreement of the Parties based on reasonable medical judgment to protect the health of subjects participating in a Study.

7.9 Sections 1.7 (the last sentence), 2.4, 2.6 – 2.9, 3.3(e), 3.4, 4, 5.3, 6, 7.3 (last sentence), 7.4 (last three sentences), 7.5 (last sentence), 7.7, 7.8, 7.9, 8, 11, 12 and 14 will survive any expiration or termination of this Agreement.

8. Indemnification

8.1 Company agrees to defend, indemnify, and hold harmless MD Anderson, System, each Principal Investigator and its/their regents, trustees, officers, directors, staff, employees, students, faculty members, and its/their affiliates and contracted clients and other parties as may be listed on a Study Order (“MD Anderson Indemnified Party/ies”) from and against any and all liability, losses, damages, costs, and expenses (“Indemnified Losses”) incurred in connection with any claim or lawsuit brought by a third party (a “Claim”) to the extent arising out of or resulting from (i) Company’s use of the Study Data or results of the Study; (ii) Company’s negligence in connection with a Study or this Agreement; (iii) any bodily injury, including death, to a Study subject directly caused by the Study Drug used as required by the Protocol; and (iv) defects in the Study Drug. The completion or termination of a Study shall not affect Company’s obligation to indemnify with respect to any claim or suit based upon the aforementioned Indemnified Losses. Notwithstanding the foregoing, Company will not be responsible for any Indemnified Losses to the extent that they arise from the negligence, intentional misconduct, or malpractice of the MD Anderson Indemnified Parties or the failure of any of the MD Anderson Indemnified Parties to adhere to the material terms of this Agreement, the Protocol (other than permitted deviations for health and safety reasons) or any written instructions by Company or its designee or to comply with any applicable laws, regulations and guidelines it being understood that the proper administration of the Study Drug in accordance with the Protocol (including permitted deviations for health and safety reasons) shall not constitute negligence, intentional misconduct, or malpractice for the purposes of this Agreement.

[***] = Certain Confidential Information Omitted

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8.2 To the extent authorized by the constitution and laws of the State of Texas, MD Anderson, MD Anderson shall indemnify, defend and hold harmless Company and its directors, officers, staff, agents, employees, independent contractors and affiliates (collectively “Company Indemnified Party”): from and against any and all Indemnified Losses resulting from (i) any negligent or intentional act or omission of any MD Anderson Indemnified Parties, or (ii) the failure of any MD Anderson Indemnified Parties to adhere to the material terms of the Agreement, the Protocol (other than permitted deviations for health and safety reasons), any reasonable written instructions from Company or its designee or to comply with any applicable laws, regulations and guidelines. The completion or termination of a Study shall not affect MD Anderson’s obligation to indemnify with respect to any claim or suit based upon the aforementioned Indemnified Losses. Notwithstanding the foregoing, MD Anderson will not be responsible for any Indemnified Losses to the extent that they arise from the negligence, intentional misconduct, or malpractice of Company.

8.3 Subject to the statutory duties of the Texas State Attorney General, any Indemnified Party shall: (a) notify the indemnifying Party in writing as soon as is reasonably possible after receipt of notice of any and all claims, lawsuits, and demands, or any action, suit, or proceeding giving rise to the right of indemnification; (b) permit the indemnifying Party to retain counsel to represent the named Indemnified Party; and (c) permit the indemnifying Party to retain control of any such claims, lawsuits, and demands, including the right to make any settlement, except that the indemnifying Party shall not make any settlement or take any other action which would be deemed to confess wrongdoing by any of the Indemnified Parties without the prior written consent of the applicable Indemnified Party.

9. Subject Injury Medical Costs

9.1 This Agreement does not obligate any of the Parties to provide medical treatment, except to the extent required by applicable law, nor does this Agreement obligate either Party to provide reimbursement for medical treatment if a Study subject requires medical treatment for physical illness or injury sustained as a direct result of the treatment of such Study subject in accordance with this Agreement and the Protocol, except to the extent required by applicable law, and except to the extent such injury is in connection with an indemnifiable claim in Section 8.2.

10. Insurance

10.1 During the term of any Study Order under this Agreement, Company shall maintain in full force and effect general liability insurance for its liabilities arising from the Study with limits of not less than $[***] per occurrence and $[***] annual aggregate. Company shall provide MD Anderson with evidence of such insurance upon written request.

10.2 MD Anderson is self-insured pursuant to The University of Texas Professional Medical Liability Benefit Plan under the authority of Chapter 59, Texas Education Code. MD Anderson has and will maintain in force during the term of this Agreement adequate insurance or financial resources to cover its obligations pursuant to this Agreement. MD Anderson will provide Company with evidence of such insurance upon written request.

[***] = Certain Confidential Information Omitted

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11. Publications

11.1 MD Anderson and/or Principal Investigator shall have the [***] right to publish or publicly disclose, either in writing or orally, the Data and results of the Study/ies and shall use reasonable efforts to submit the results of each Study for publication within [***] months after completion of such Study, subject to Company’s prior review of any such publications as set forth in Section 11.2. If MD Anderson has not published Study results by [***] months from the completion of a Study, Company shall also have the right to publish or publicly disclose, either in writing or orally, the Data and results of the particular Study. Each Party’s publications will be developed in accordance with accepted scientific practice and its respective internal policies and practices.

11.2 MD Anderson or Principal Investigator, as applicable, shall provide Company with a copy of any such proposed publication at least [***] days prior to submission for publication (including abstracts) or presentation. Within such [***] day period, Company shall review such proposed publication for any Confidential Information of Company or patentable Data. MD Anderson and/or Principal Investigator shall remove Confidential Information of Company that has been so identified (other than Study Data), provided that Company agrees to act in good faith when requiring the deletion of Company Confidential Information such that the deletion of such Company Confidential Information will not have a significant impact upon MD Anderson’s or Principal Investigator’s right to publish pursuant to general biomedical industry standards for manuscript submissions. If, during the review period, Company requests a delay of the publication to allow patent applications to be filed on any Inventions disclosed or contained in the disclosures, then MD Anderson will defer any such publication for an additional period of [***] days in order to permit the filing of a patent application.

11.3 MD Anderson and/or Principal Investigator shall give Company acknowledgment for its sponsorship of a Study in all applicable Study publications. Authorship and acknowledgements for Study publications shall be determined by MD Anderson in accordance with applicable customary scientific standards.

11.4 The “sponsor” of a Study, within the regulatory meaning of such term, shall register the Study if required by, and in accordance with, Section 801 of the Food and Drug Administration Amendments Act of 2007 on www.clinicaltrials.gov and on any other database required by laws or regulations in accordance with applicable standards regarding scope, form and content and in accordance with ICMJE guidelines such that the Study will be eligible for publication in those publications.

12. Use of Name/Public Statements/Disclosure

12.1 Except as expressly set forth in this Agreement, each Party agrees that it will not at any time during the term of this Agreement or following termination of this Agreement use any name of the other Party or any other names, insignia, mark(s), symbol(s), or logotypes associated with the other Party or any variant or variants thereof.

[***] = Certain Confidential Information Omitted

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12.2 Except as expressly set forth in this Agreement, to the extent required by law or regulation, or to the extent necessary for MD Anderson for the recruitment of subjects to any Study hereunder, the Parties agree to make no public presentations about any Study Drug or any Study conducted under this Agreement, and to issue no news releases about any Study Drug or any Study. Any advertisements directed at recruitment of study subjects for a Study must comply with all applicable laws, rules, regulations (including the need for IRB review), and the confidentiality obligations herein, and shall not include the trademarked insignia, symbol(s), or logotypes, or any variant or variants thereof, of the other Party. Except as required by law or for regulatory purposes, neither Party will use the name (including trademark or other identifier) of the other Party or such other Party’s employee or staff member (except in an acknowledgment of sponsorship) in publications, advertising, press releases, or for any other commercial purpose without the written approval of the other Party. Company will not state or imply in any publication, advertisement, or other medium that any product or service bearing any of Company’s names or trademarks and/or manufactured, sold, or distributed by Company has been tested, approved, or endorsed by MD Anderson. Notwithstanding any other provision of this Agreement, MD Anderson and its researchers and employees will have the right, without Company’s approval, to acknowledge Company and Company’s involvement with a Study in scientific or academic publications and communications describing the Study or reporting the results of the Study if required by applicable law.

12.3 Either Party may use the name of the other Party in any document filed with any governmental authority or regulatory agency applicable to a Study, and to comply with any applicable legal or regulatory requirements. Further, each Party is permitted to disclose the other Party’s name, the title of the Study, the name of the Principal Investigator, and an overall Study budget amount projected to be paid/actual total amount paid for conducting the Study, provided that this information is presented together as part of mandatory disclosure in accordance with and to the extent required applicable law.

12.4. Notwithstanding anything to the contrary, Company shall be permitted to issue a joint press release in connection with this Agreement at a mutually agreed upon time and in the format agreed to in writing by the Parties, as attached hereto as Exhibit III (any deviations from Exhibit III shall require the prior written approval of each Party). For MD Anderson, such review shall include prior written approval by MD Anderson’s public relations team. Each Party may disclose the existence and terms of this Agreement, or information relating to a Study, to the extent required by applicable law, regulations or guidelines, including the rules of any stock exchange or quotation system on which such Party’s securities are listed.

13. Principal Investigator

13.1 If a designated Principal Investigator is terminated from a Study, or in the event of the death or other non-availability of the Principal Investigator, MD Anderson shall use reasonable efforts to designate a duly qualified person to act as new Principal Investigator, subject to the reasonable agreement of Company. If the Parties are unable to agree on a new Principal Investigator or if the new Principal Investigator is unwilling to agree to the terms and conditions of this Agreement and the relevant Study Order, either Party shall be entitled to terminate the respective Study Order in accordance with Section 7.5.

14. General Provisions

14.1 Warranties. Except as expressly provided herein, neither Party makes ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE DATA OR RESULTS OF ANY STUDY OR THE STUDY DRUG, OR OF THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH DATA, RESULTS OR STUDY DRUG. EXCEPT FOR DAMAGES ARISING FROM A BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER,

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NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY AS A RESULT OF PERFORMANCE OF ANY STUDY UNDER THIS AGREEMENT. Notwithstanding the foregoing, Company represents and warrants that each Study Drug hereunder shall have been manufactured in accordance with applicable current Good Manufacturing Practices in the United States and that it has not received any written claim that use of any Study Drug in the performance of a Study would infringe the intellectual property rights of any third party. COMPANY REPRESENTS THAT THERE ARE NO KNOWN MANUFACTURING DEFECTS. MD Anderson represents and warrants and Company acknowledges that the development and dissemination of scientific knowledge is a fundamental component of MD Anderson’s mission, and that MD Anderson makes no representations, warranties, or guarantees with respect to any specific results of the Studies.

14.2 Assignment. This Agreement and/or any Study Order may not be assigned by either Party without the prior written consent of the other Party, except that Company may assign this Agreement and/or any Study Order without consent to an affiliate or to a third party in connection with a merger, sale or other similar transaction. This Agreement and any Study Order inures to the benefit and is binding upon the successors and permitted assigns of the parties. Any assignment or attempt to assign, or any delegation or attempt to delegate, not in accordance with this Section shall be void and without effect.

14.3 Independent Contractors. MD Anderson and Company shall be independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. No Party shall have the authority to agree to or incur expenses on behalf of another except as may be expressly authorized by this Agreement or a Study Order.

14.4 Notices. Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes on the date of mailing by certified mail, postage prepaid, overnight courier service, and/or fax to be followed by mailed original addressed to such other Party at its respective address as referenced in the Study Order.

14.5 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.6 Entirety. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and it expressly supersedes all previous written and oral communications between the Parties. No amendment, alteration, or modification of this Agreement or any Study Orders attached hereto shall be valid unless executed in writing by authorized signatories of all Parties.

14.7 Waiver. The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

14.8 Force Majeure. In the event that performance of the obligations of a Party hereunder are prevented by events beyond their reasonable control, including, but not limited to, acts of God, regulations or acts of any governmental authority, war, civil commotion, strikes, or other labor disturbances, epidemics, fire, earthquakes, storms or other catastrophes of a similar nature, the affected Party will promptly notify the other Party of such event using the procedure defined herein, and the Parties shall be relieved of their respective obligations hereunder to the extent that the performance of such obligations is actually prevented thereby. During the existence of any such condition, the affected Party shall, nevertheless, use its best efforts to remove the cause thereof and resume performance of its obligations hereunder. The period of performance shall be extended for the Party who is unable to perform due to Force Majeure reasons by a

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period of time equal to the length of the period during which the Force Majeure reason exists or for a longer period if required to meet the requirements of the Study Protocol.

14.9 Counterparts. It is understood that this Agreement may be executed in one or more counterpart copies, each of equal dignity, which when joined, shall together constitute one Agreement. In the event of execution by exchange of facsimile or electronic signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that facsimile or .pdf signed copies will constitute evidence of this Agreement.

14.10 Export Control. Notwithstanding any other provision of this Agreement, it is understood that the Parties are subject to, and shall comply with, applicable United States laws, regulations, and governmental requirements and restrictions controlling the export of technology, technical data, computer software, laboratory prototypes, and other commodities, information and items (individually and collectively, “Technology and Items”), including without limitation, the Arms Export Control Act, the Export Administration Act of 1979, relevant executive orders, and United States Treasury Department embargo and sanctions regulations, all as amended from time to time (“Restrictions”) and that the Parties’ obligations hereunder are contingent on compliance with applicable Restrictions.

14.11 Notice of State Agency. MD Anderson is an agency of the State of Texas and under the constitution and the laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of MD Anderson to agree to such provision, then that provision will not be enforceable against MD Anderson or the State of Texas.

[Signatures on Following Page]

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In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

The University of Texas M. D. Anderson Cancer Center	Turning Point Therapeutics, Inc.
Date: 6/23/2022	Date: 6/23/2022
/s/ Chris McKee	/s/ Athena Countouriotis
Name: Chris McKee Title: SrVP, Strategy & Business Dev.	Name: Athena Countouriotis, M.D. Title: President and CEO

Read and Approved:

By: Ferran Prat

Name: Ferran Prat, J.D., Ph.D.

Its: Sr. Vice President, Strategic Industry Ventures

Date: 6/23/2022

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Exhibit I

STRATEGIC COLLABORATION AGREEMENT - STUDY ORDER

This Study Order (“Study Order”), effective as of the ___ day of ___ 202_ (“Effective Date”), is entered into by and between The University of Texas M. D. Anderson Cancer Center, with a place of business located at 1515 Holcombe Blvd., Houston, TX 77030, USA (“MD Anderson”), a member institution of The University of Texas System (“System”) and Turning Point Therapeutics, Inc. with a place of business located at 10628 Science Center Drive, Suite 200, San Diego, CA 92121 (“Company”). (MD Anderson and Company each a “Party” and collectively the “Parties”). This Study Order is a part of, and is subject to, the terms and conditions of the Strategic Collaboration Agreement entered into between MD Anderson and Company dated ___ 2022 (“Agreement”).

1. The Parties enter into this Study Order in connection with:

The Study entitled __________________, to be conducted pursuant to workscope (if pre-clinical) or IRB approved Protocol No. [Insert Protocol number] which may be attached hereto in Appendix 1 to this Study Order and is incorporated herein.

2. _______ is the Principal Investigator (as defined in the Agreement) for the Study which will be conducted at MD Anderson.

3. Study Drug for the above referenced Study is ________________.

4. The parties may further exchange the following Proprietary Materials (other than Study Drug) with each other in connection with the Study:

_________ being provided by [Insert name of providing party]

_________ being provided by [Insert name of providing party]

[if applicable, INSERT Material transfer terms and restrictions depending on nature of Proprietary Materials]

5. Term: This Study Order will continue until the Study is completed, which is expected to be ________ (__) months after the Effective Date, or until terminated early as provided in the Agreement.

6. The Study budget is ________________.

7. Notices.

Any notice or other formal communication related to this Agreement must be in writing and will be deemed given only if: (a) delivered in person; or (b) sent by internationally recognized overnight delivery service or air courier guaranteeing next day delivery. Until a change of address is communicated, as provided below, all notices and other communications must be sent to the Parties at the following addresses or facsimile numbers:

If to MD Anderson:

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The University of Texas

M. D. Anderson Cancer Center

Attn: Senior Vice President, Strategic Industry Ventures

1515 Holcombe Boulevard, Box 1643

Houston, TX 77030

With a copy to:

The University of Texas

M. D. Anderson Cancer Center
Legal Services—Unit 1674

PO Box 301407
Houston, Texas 77230-1407

Attn: Vice President

And to:

[insert investigator information]

If to Company :

Turning Point Therapeutics, Inc

Attn: General Counsel

10628 Science Center Drive, Suite 200

San Diego, CA 92121

With a copy to: [***]

All notices will be effective and will be deemed delivered: (a) if by personal delivery, delivery service or courier, on the date of delivery; and (b) if by electronic facsimile communication, on the date of transmission of the communication. Either Party may change its notice address by sending notice of the change to the other Party in the manner set forth above.

8. Specific superseding terms: N/A.

[Signatures on Following Page]

[***] = Certain Confidential Information Omitted

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In witness whereof, the Parties hereto have caused this Study Order to be executed by their duly authorized representatives to be effective as of the Effective Date.

The University of Texas M. D. Anderson Cancer Center	Turning Point Therapeutics, Inc.
Date: ______________________________	Date: ___________________________
___________________________________ Name	_________________________________ Name
Function:	Function:

READ AND UNDERSTOOD:

I confirm that I have received a copy of the Agreement under which this Study Order is issued, and that I have read and understand the Agreement and this Study Order.

Principal Investigator
Date: ______________________________
___________________________________ Name

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Appendix A

[Protocol]

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Exhibit II

MD Anderson Investigational Pharmacy Services (IPS) Requirements

1.
Minimum Labeling Standards

Product Labeling by Company

A.
Company shall ensure that all immediate containers of the Study Drug must, at a minimum, be labeled with the following information:
i.
Name of product
ii.
Lot or batch number
iii.
Storage conditions
iv.
Quantity
v.
Formulation
vi.
Name and address of manufacturer

Note: Study Drug that is shipped to MD Anderson and not labeled as described above will be deemed unacceptable for use and will be destroyed or returned to Company at its cost.

2.
Drug Expiration/Re-Test Dating Information

Company shall ensure that Re-test and/or expiration dating information shall be provided to MD Anderson with each lot of Study Drug. Study Drug may be quarantined by MD Anderson until such information is provided.

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Exhibit III

Initial Press Release: MD Anderson

PUBLIC RELATIONS OFFICE 713-792-0655 • publicrelations@mdanderson.org www.mdanderson.org/newsroom

For immediate release: June XX, 2022

MD Anderson and Turning Point Therapeutics announce strategic alliance to advance precision cancer therapies

Contact: Clayton Boldt, Ph.D.	Office: 713-792-9518	CRBoldt@MDAnderson.org
Contact: Adam D. Levy, Ph.D.	Office: 858-867-6366	IR@TPTherapeutics.com

HOUSTON and SAN DIEGO ― The University of Texas MD Anderson Cancer Center and Turning Point Therapeutics, Inc., today announced a strategic research and development alliance to expand the evaluation of two of Turning Point's investigational small molecules focusing on precision medicine targets well known in oncology.

The initial focus of the alliance will be Turning Point’s lead drug candidate, repotrectinib, a next-generation kinase inhibitor targeting the ROS1 and NTRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors that is currently being studied in a registrational Phase 1/2 study (TRIDENT-1). Alliance studies also will include elzovantinib (TPX-0022), a kinase inhibitor targeting MET, CSF1R and SRC, which is currently being studied in a Phase 1 trial of patients with advanced solid tumors harboring genetic alterations in MET (SHIELD-1).

The planned focus of the alliance will include monotherapy and potential combinations with other agents – including chemotherapy, immunotherapies and other targeted agents.

"This agreement embodies our commitment to further advancing our innovative macrocyclic programs and complementing our development efforts through collaborative alliances with those who share our vision for breakthrough science," said Homa Yeganegi, senior vice president and global product development lead at Turning Point Therapeutics. "We look forward to working with MD Anderson to strengthen our scientific and clinical understanding of our multi-targeted compounds in several tumor types with the goal of speeding delivery of new cancer treatments to patients."

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Exhibit III (cont.)

The alliance brings together MD Anderson's clinical trial infrastructure and expertise with Turning Point's differentiated targeted oncology pipeline. Under the terms of the alliance’s agreement, which spans a five-year period, collaborative preclinical and clinical studies will be conducted in several solid tumors, including non-small cell lung cancers, gastrointestinal malignancies and endocrine cancers.

“There is a major unmet need to develop effective next-generation targeted therapies for cancer patients with oncogene-driven solid tumors, particularly those with mutations that render them resistant to our current therapies,” said John V. Heymach, M.D., Ph.D., chair of Thoracic/Head & Neck Medical Oncology at MD Anderson. "Our alliance with Turning Point represents an important opportunity to work toward advancing new treatment options for patients using novel inhibitors that target multiple driver mutations with the most characterized resistance patterns in common cancers."

The collaborative studies will be overseen by a joint steering committee. Turning Point will provide funding, study materials and other ongoing support throughout the term of the alliance.

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(i)
About Turning Point Therapeutics Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead drug candidate, repotrectinib, is a next-generation kinase inhibitor targeting the ROS1 and TRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib, which is being studied in a registrational Phase 2 study in adults and a Phase 1/2 study in pediatric patients, has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients. The company’s pipeline of drug candidates also includes elzovantinib, targeting MET, CSF1R and SRC, which is being studied in a Phase 1 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in MET; TPX-0046, targeting RET, which is being studied in a Phase 1/2 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in RET; TPX-0131, a next-generation ALK inhibitor, which is being studied in a Phase 1/2 trial of previously treated patients with ALK-positive advanced or metastatic non-small cell lung cancer; and TPX-4589 (LM-302), a novel ADC targeting Claudin18.2 which is being studied in a Phase 1 study in gastrointestinal cancers. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

Exhibit III (cont.)

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. The institution’s sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 52 comprehensive cancer centers designated by the National Cancer Institute (NCI). MD Anderson is No. 1 for cancer in U.S. News & World Report’s “Best Hospitals” rankings. It has been named one of the nation’s top two hospitals for cancer since the rankings began in 1990. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

© 2022 The University of Texas MD Anderson Cancer Center

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Exhibit III (cont.)

Initial Press Release: Turning Point Therapeutics

CONFIDENTIAL DRAFT – NOT FOR DISTRIBUTION

Contact:

Adam D. Levy, Ph.D., MBA

ir@tptherapeutics.com

858-867-6366

Clayton Boldt, Ph.D.

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CRBoldt@MDAnderson.org

713-792-9518

TURNING POINT THERAPEUTICS AND MD ANDERSON announce STRATEGIC ALLIANCE TO ADVANCE PRECISION CANCER THERAPIES

HOUSTON and SAN DIEGO, June [XX], 2022 – Turning Point Therapeutics, Inc. (NASDAQ: TPTX), a clinical-stage precision oncology company designing and developing novel targeted therapies for cancer treatment, and The University of Texas MD Anderson Cancer Center today announced a strategic research and development alliance to expand the evaluation of two of Turning Point's investigational small molecules focusing on precision medicine targets well known in oncology.

The initial focus of the alliance will be Turning Point’s lead drug candidate, repotrectinib, a next-generation kinase inhibitor targeting the ROS1 and NTRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors that is currently being studied in a registrational Phase 1/2 study (TRIDENT-1). Alliance studies also will include elzovantinib (TPX-0022), a kinase inhibitor targeting MET, CSF1R and SRC, which is currently being studied in a Phase 1 trial of patients with advanced solid tumors harboring genetic alterations in MET (SHIELD-1).

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Exhibit III (cont.)

The planned focus of the alliance will include monotherapy and potential combinations with other agents – including chemotherapy, immunotherapies and other targeted agents.

"This agreement embodies our commitment to further advancing our innovative macrocyclic programs and complementing our development efforts through collaborative alliances with those who share our vision for breakthrough science," said Homa Yeganegi, Senior Vice President and Global Product Development Lead at Turning Point Therapeutics. "We look forward to working with MD Anderson to strengthen our scientific and clinical understanding of our multi-targeted compounds in several tumor types with the goal of speeding delivery of new cancer treatments to patients."

The alliance brings together MD Anderson's clinical trial infrastructure and expertise with Turning Point's differentiated targeted oncology pipeline. Under the terms of the alliance’s agreement, which spans a five-year period, collaborative preclinical and clinical studies will be conducted in several solid tumors, including non-small cell lung cancers, gastrointestinal malignancies and endocrine cancers.

“There is a major unmet need to develop effective next-generation targeted therapies for cancer patients with oncogene-driven solid tumors, particularly those with mutations that render them resistant to our current therapies,” said John V. Heymach, M.D., Ph.D., Chair of Thoracic/Head & Neck Medical Oncology at MD Anderson. "Our alliance with Turning Point represents an important opportunity to work toward advancing new treatment options for patients using novel inhibitors that target multiple driver mutations with the most characterized resistance patterns in common cancers."

The collaborative studies will be overseen by a joint steering committee. Turning Point will provide funding, study materials and other ongoing support throughout the term of the alliance.

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. The institution’s sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 52 comprehensive cancer centers designated by the National Cancer Institute (NCI). MD Anderson is No. 1 for cancer in U.S. News & World Report’s “Best Hospitals” rankings. It has been named one of the nation’s top two hospitals for cancer since the rankings began in 1990. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

About Turning Point Therapeutics Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead drug candidate, repotrectinib, is a next-generation kinase inhibitor targeting the ROS1 and TRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors.

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Exhibit III (cont.)

Repotrectinib, which is being studied in a registrational Phase 2 study in adults and a Phase 1/2 study in pediatric patients, has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients. The company’s pipeline of drug candidates also includes elzovantinib, targeting MET, CSF1R and SRC, which is being studied in a Phase 1 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in MET; TPX-0046, targeting RET, which is being studied in a Phase 1/2 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in RET; TPX-0131, a next-generation ALK inhibitor, which is being studied in a Phase 1/2 trial of previously treated patients with ALK-positive advanced or metastatic non-small cell lung cancer; and TPX-4589 (LM-302), a novel ADC targeting Claudin18.2 which is being studied in a Phase 1 study in gastrointestinal cancers. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “will,” “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include statements regarding, among other things, Turning Point Therapeutics’ ability to advance its macrocyclic programs and speed delivery of new cancer treatments to patients. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Turning Point Therapeutics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Turning Point Therapeutics’ business in general, risks and uncertainties related to the impact of the COVID-19 pandemic to Turning Point Therapeutics’ business and the other risks described in Turning Point Therapeutics’ filings with the Securities and Exchange Commission (SEC), including its quarterly report on Form 10-Q filed with the SEC on May 10, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made. Turning Point Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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